Exhibit 99.1

PolyMedix Promotes Bozena Korczak to Senior Vice President, Drug Development and Chief Development Officer

Radnor, PA (January 24, 2011) - PolyMedix, Inc. (OTC BB: PYMX), an emerging biotechnology company focused on developing new therapeutic drugs for the treatment of serious infectious diseases and acute cardiovascular disorders, announces the promotion of Bozena Korczak, Ph.D. to Senior Vice President, Drug Development and Chief Development Officer.

“I am proud to announce Dr. Korczak’s promotion which acknowledges her significant contributions at PolyMedix, including advancing our lead antibiotic, PMX-30063 into Phase 2 clinical trials for the treatment of ABSSSI Staph infections in patients,” commented, Nicholas Landekic, President and CEO of PolyMedix.  “Bozena has distinguished herself with her exceptional leadership capabilities, intellectual agility and tireless commitment and efforts, I look forward to her continuing to play a major role in PolyMedix’s mission to develop novel therapeutic drugs for life-threatening diseases.”

In this expanded role, Dr. Korczak (56) will be responsible for all drug development activities related to PolyMedix’s pipeline of products, including clinical development and operations, regulatory affairs, and chemistry, manufacturing and controls.  Dr. Korczak will continue to oversee our clinical advisors, including Dr. Roger Echols, Chairman of the Infectious Disease Clinical Advisory Board, and consultant to PolyMedix, in the development of the lead defensin mimetic antibiotic PMX-30063. Former Chief Medical Officer, Dr. R. Eric McAllister (68), will now focus exclusively on PolyMedix’s heptagonist, PMX-60056, as Vice President of Cardiovascular Clinical Development, one of  the positions reporting to Dr. Korczak.

Dr. Korczak joined PolyMedix in November 2007 as Vice President, Drug Development. She has over 20 years of experience in drug discovery and preclinical and clinical research at emerging biotech companies. Prior to joining PolyMedix, Dr. Korczak was a Principal at PharmaReach, Ltd., a private drug development consulting company, and Vice President of Research and Development of Cytochroma, Inc., a privately held biotechnology company. Dr. Korczak served in various positions of increasing responsibility at Glycodesign, Inc., Allelix Biopharmaceutical, Inc. and Mount Sinai Hospital. She is an author of thirty five peer reviewed scientific papers and holds a Ph.D. in biochemistry from the Polish Academy of Science.

About PolyMedix, Inc.

PolyMedix is a publicly traded biotechnology company focused on the development of novel drugs for the treatment of serious infectious diseases and acute cardiovascular disorders. PolyMedix uses a rational drug design approach to create non-peptide, small-molecule drug candidates.  PolyMedix’s lead antibiotic compound, PMX-30063, is currently in Phase 2 clinical trials.  PMX-30063 is a small-molecule that mimics the mechanism of action of human host defense proteins, a mechanism that is distinct from currently approved antibiotic drugs and is intended to make bacterial resistance unlikely to develop. PolyMedix plans to develop this compound for serious systemic Staphylococcal infections, including methicillin resistant Staphylococcus aureus (MRSA).  PolyMedix’s lead heptagonist compound, PMX-60056, has completed Phase 1 testing and is being developed to reverse the anticoagulant activity of both heparin and low molecular weight heparins (LMWH).  PolyMedix believes that PMX-60056 could potentially be a safer and easier to use anticoagulant reversing agent, with broader activity, than the currently approved therapy for reversing heparin and LMWH. In addition to its small molecule therapeutics, PolyMedix has polymeric formulations with the same mechanism of action as PMX-30063, PolyCides®.  PolyCides are intended for use in antimicrobial biomaterials applications as additives to paints, plastics, and textiles to create self-sterilizing products and surfaces. For more information, please visit our website at www.polymedix.com.

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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are PolyMedix’s need for, and the availability of, substantial capital in the future to fund its operations and research and development, and the fact that PolyMedix’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

For further information contact:

Lisa Caperelli

Director, Investor Relations & Corporate Communications

484-598-2406

lcaperelli@polymedix.com